EXHIBIT 2.1

AS EXECUTED

STOCK PURCHASE AGREEMENT

HICKORY TECH CORPORATION

(“Seller”)

and

WWC HOLDING CO., INC.

(“Buyer”)

and

WESTERN WIRELESS CORPORATION

Dated as of September 18, 2003

Table of Contents

Article I. Definitions
1.1	Defined Terms
1.2	Numbers and Gender

Article II. Purchase
2.1	Purchase and Sale
2.2	Purchase Price
2.3	Construction in Progress

Article III. Closing
3.1	Closing
3.2	Seller’s Obligations at Closing
3.3	Buyer’s Obligations at Closing
3.4	Intercompany Accounts
3.5	Trueup

Article IV. Representations and Warranties of Seller
4.1	Representations and Warranties
4.2	Effective Date and Survival of Representations and Warranties
4.3	Time Limitations on Buyer’s Ability to Seek Remedy

Article V. Representations and Warranties of Buyer
5.1	General Representations and Warranties
5.2	Survival of Representations and Warranties
5.3	Time Limitations on Seller’s Ability to Seek Remedy

Article VI. Employee Matters
6.1	Employees
6.2	Termination of Employment
6.3	Buyer’s Employee Welfare Benefit Plans
6.4	Buyer’s Employee Retirement Plans
6.5	Retention Plan
6.6	Seller’s Employee Welfare and Retirement Plans
6.7	No Third Party Beneficiaries

Article VII. Conditions Precedent
7.1	Conditions Precedent To Obligations of Buyer
7.2	Conditions Precedent To Obligations of Seller

Article VIII. Taxes
8.1	Allocation of Tax Liabilities
8.2	Tax Returns
8.3	Income and Loss Allocation
8.4	Cooperation
8.5	Audits
8.6	Tax Refunds

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8.7	Tax Sharing Agreements
8.8	Section 338(h)(10) Election

Article IX. Covenants
9.1	Seller’s Covenants
9.2	Buyer’s Covenants

Article X. Indemnification
10.1	Certain Seller Indemnification Covenants
10.2	Buyer’s Indemnification Covenants
10.3	Indemnification Covenants Applicable to Both Parties

Article XI. Termination Prior to Closing
11.1	Termination
11.2	Effect on Obligations

Article XII. Miscellaneous Provisions
12.1	Governing Law
12.2	Publicity and Reports; Confidentiality
12.3	Severability of Provisions
12.4	Schedules and Exhibits
12.5	Waivers and Amendments
12.6	Successors and Assigns
12.7	Entire Agreement
12.8	Notices
12.9	Counterparts
12.10	Jury Waiver
12.11	Expenses
12.12	Broker’s Fees

Signatures

Exhibit A—Noncompetition Agreement

Exhibit B—Retention Plan

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 18, 2003, by and between Hickory Tech Corporation a Minnesota corporation (“Seller”), and WWC Holding Co., Inc., a Delaware corporation (“Buyer”) and Western Wireless Corporation, a Washington corporation.

WHEREAS, Seller beneficially owns all of the issued and outstanding capital stock of Minnesota Southern Wireless Company, a Minnesota corporation (“MSWC”), and MSWC beneficially owns all of the issued and outstanding capital stock of Dowdy MN 10 (“Dowdy”) and MLD MN 10 (“MLD”), each a Florida corporation, and Dowdy and MLD own all of the issued and outstanding partnership interests of MN Southern Cellular Telephone Company (collectively with Dowdy and MLD, the “Subsidiaries”);

WHEREAS, Seller desires to sell, or to cause the sale of, and Buyer desires to acquire, all of the issued and outstanding shares of capital stock of MSWC for the consideration, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

Article I.   Definitions

1.1                                 Defined Terms.  Unless the context otherwise requires, as used in this Agreement the following terms shall have the meanings specified in this Article I:

“401(k) Plan” has the meaning set forth in Section 6.4.

“Actual Seller CIP Expenditures” has the meaning set forth in Section 3.5(a).

“Advice List” has the meaning set forth in Section 6.1.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with a specified Person.

“Allocation Arbiter” has the meaning set forth in Section 8.8(d)

“Ancillary Agreements” means the Transition Services Agreement and each of the other certificates, documents and instruments delivered pursuant hereto.

“Alternative Transaction” has the meaning set forth in Section 9.1(o).

“Balance Sheets” has the meaning set forth in Section 4.1(e).

“Business Day” means any day other than (a) a Saturday or a Sunday, and (b) any day on which banking institutions in the state of Minnesota are authorized or obligated by law to be closed.

“Buyer Parties” means, collectively, Buyer and Buyer’s Affiliates and each of their respective officers, employees, directors, shareholders, agents, representatives, attorneys, consultants, successors and assigns.

“Buyer’s Claim” means a claim by Buyer against Seller under the indemnity provisions of Article X or Article VIII.

“Capital Contribution” has the meaning set forth in Section 2.2(a).

“Cash Purchase Price” has the meaning set forth in Section 2.2(b)(ii).

“CIP Payment” has the meaning set forth in Section 2.3(c).

“CIP Projects” has the meaning set forth in Section 2.3(a).

“CIP Schedules” has the meaning set forth in Section 2.3(a).

“Claim” shall mean any demand, demand letter, claim, counterclaim, cause of action, class action, notice of noncompliance, notice of violation, notice of right to contribution, indemnification or other remedy, inspection, examination, investigation, suit, arbitration, action or other judicial, administrative or other proceeding before any Governmental Authority.

“Closing” means the closing of the purchase and sale of the Shares hereunder.

“Closing Date” means the date of Closing, which date shall be 30 days after the date a Preliminary Order has been received; provided that if a Preliminary Order has been received on or before December 31, 2003, then the Closing shall occur on that date; provided, that if on the date otherwise established for the Closing Date, a petition for reconsideration of the Preliminary Order is pending which, in the reasonable opinion of counsel to the Buyer, makes a prima facie case that a material and substantial question of fact exists as to the qualifications of the Seller or the Buyer to hold the FCC Permits, then the Closing Date will be the date which is the earlier of the date that is two days after a Final Order has been received, or the date on which the FCC has allowed such petition for reconsideration to be withdrawn with prejudice.

“Closing Date Balance Sheet” has the meaning set forth in Section 3.5(a).

“Code” means the Internal Revenue Code of 1986, as amended, and any substitute or successor provisions thereto, and the regulations thereunder.

“Communications Act” means the Communications Act of 1934, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 9.1(i).

“Confidential Information” has the meaning set forth in Section 9.1(m).

“Consolidated Net Working Capital” means: the sum of the assets set forth on Schedule 1.1(a) less the sum of the liabilities set forth on Schedule 1.1(a).

“Contested Adjustments” has the meaning set forth in Section 3.5(b).

“Contract” has the meaning set forth in Section 4.1(j).

“Disclosure Schedule” means the Disclosure Schedule dated the date hereof.

“Dividend” has the meaning set forth in Section 2.2(a).

“Employee Benefit Plan” means any defined contribution, defined benefit, pension or other retirement, employee stock ownership, employee retirement savings or employee welfare benefit subject to ERISA; provided, however, that “plan” does not include any individual agreement between MSWC or any of the Subsidiaries and an Employee.

“Employee” means an employee of MSWC or a Subsidiary on the Closing Date.

“Environmental Laws” means all applicable and enforceable Laws, Orders or Licenses, relating to: (a) the environment, including without limitation, pollution, contamination, preservation, and protection of air (whether ambient, workplace or indoor), water, land surfaces and subsurface strata, river sediments, plant or animal life and natural resources; (b) human health and safety, including occupational health and safety; (c) any presence, release or threatened release of any Hazardous Material, including the investigation, assessment, monitoring, containment, removal, cleanup and abatement of such Hazardous Material and (d) the management, use, storage, processing, handling, transportation, recycling or reclamation of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Seller CIP Expenditures” has the meaning set forth in Section 2.3(b).

“FCC” means the Federal Communications Commission.

“FCC Permits” has the meaning set forth in Section 4.1(y)(ii).

“Final Order” means action by the FCC or its staff acting under delegated authority that grants the FCC’s consent to the transactions contemplated hereby as to which (a) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed, (b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed, (c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed and (d) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“Financial Statements” has the meaning set forth in Section 4.1(e).

“GAAP” means generally accepted accounting principles consistently applied for all relevant time periods.

“Governmental Authority” means any governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of government, whether federal, state or local.

“Hazardous Material” shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation raw materials, products, chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, and polychlorinated biphenyls, which is regulated by a Governmental Authority with jurisdiction due to its toxic or hazardous character.

“Indebtedness” shall mean, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under lease agreements, including sale-lease back arrangements, that are required to be capitalized under generally accepted accounting principles or (v) in the nature of guarantees of the obligations described in clauses (i) - (iv) above of any other Person.

“Independent Accountants” has the meaning set forth in Section 3.5(b).

“Intellectual Property Rights” has the meaning set forth in Section 4.1(i).

“Intercompany Accounts” means the accounts maintained by Seller and MSWC (in accordance with their customary practices) in which there are recorded the amounts owed (plus interest, if any, accrued through the Closing Date) by Seller or any of its subsidiaries (other than MSWC and the Subsidiaries) to MSWC or any of the Subsidiaries, or by MSWC or any of the Subsidiaries to Seller or any of its subsidiaries (other than MSWC and the Subsidiaries), attributable to intercompany transactions through the Closing Date in respect of cash advances, current federal and state taxes payable and receivable, intercorporate expense allocations and other corporate charges or transactions in goods or services, whether provided by Seller or any of its subsidiaries (other than MSWC and the Subsidiaries) to MSWC or any of the Subsidiaries, or by MSWC or any of the Subsidiaries to Seller or any of its subsidiaries (other than MSWC and the Subsidiaries), but specifically excluding those accounts listed on Schedule 1.1(b), which includes the amounts of such accounts as of June 30, 2003.

“Knowledge of Seller” means the actual knowledge of the persons listed on Schedule 1.1(c), after review of this Agreement by such individuals in light of their respective positions with Seller and MSWC.

“Laws” shall mean any statutes, laws, ordinances, rules or regulations of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.1(f).

“Licenses” shall mean all licenses, certificates, permits, approvals, authorizations and registrations as are required by any Governmental Authority for the existence of MSWC or any of the Subsidiaries or the conduct of the business of MSWC or any of the Subsidiaries or for the existence of the Buyer or the conduct of the business of the Buyer, as applicable.

“Liens” means any liens, claims, demands, encumbrances, privileges, security interests, pledges or other charges.

“Litigation” has the meaning set forth in Section 4.1(m).

“Losses” means any and all claims, Taxes, losses, damages, fees, costs, assessments, judgments, awards, liabilities, interest, penalties and expenses (including reasonable attorneys’ fees) that are not both covered, and paid for, by insurance.

“Material Adverse Effect” means any change or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition, operations or results of operations of MSWC and the Subsidiaries, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, (b) changes in general economic conditions, (c) changes affecting the wireless communications industry generally, (d) any actions taken or omitted to be taken pursuant to the terms of this Agreement and (e) any effects resulting from the announcement or existence of this Agreement.

“Net Intercompany Accounts” means the amount of the Intercompany Accounts owing to Seller or its subsidiaries (other than MSWC and the Subsidiaries) by MSWC or the Subsidiaries, net of the Intercompany Accounts owing to MSWC or the Subsidiaries by the Seller or its subsidiaries (other than MSWC and the Subsidiaries).

“Noncompetition Agreement” means that certain Noncompetition Agreement by and between Seller and Buyer dated as of the Closing Date substantially to the effect of Exhibit A hereto.

“Order” shall mean any decree, judgment, injunction (temporary or permanent), writ, directive, demand, ruling, decision, determination, award or other order of a Governmental Authority having jurisdiction.

“Permits” has the meaning set forth in Section 4.1(y)(i).

“Permitted Liens” means (a) Liens securing property taxes or assessments, or the claims of mechanics, materialmen or like Persons, which taxes or claims have been incurred in the ordinary course of business of MSWC or the Subsidiaries and are not yet due and payable, (b) Liens shown on the Disclosure Schedule, and (c) imperfections of title, restrictions and other encumbrances that do not materially detract from the value of, or materially interfere with the use of, the property subject thereto.

“Person” means any individual, partnership, company, corporation, joint venture, limited liability company, association, trust or other legal entity.

“Preliminary Order” means action by the FCC or its staff acting under delegated authority that grants or conditionally grants the FCC’s consent to the transactions contemplated hereby; provided that such order does not impose conditions or require the performance of any obligations that could have a Material Adverse Effect.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Allocation” has the meaning set forth in Section 8.8(a).

“Quarterly Dividend” has the meaning set forth in Section 2.2(b)(iii).

“Real Property” has the meaning set forth in Section 4.1(w)(i).

“Recovery” has the meaning set forth in Section 10.3(c).

“Retained Employee” has the meaning set forth in Section 6.1.

“Seller Covered Person” has the meaning set forth in Section 9.1(o).

“Seller Parties” means, collectively, Seller and Seller’s Affiliates, and each of their respective officers, employees, directors, shareholders, agents, representatives, attorneys, consultants, successors and assigns.

“Seller Shares” has the meaning set forth in Section 2.2(b)(i).

“Seller’s Claim” means a claim by Seller against Buyer under the indemnity provisions of Section 10.2.

“Shares” has the meaning set forth in Section 4.1(b).

“State PUC” has the meaning set forth in Section 4.1(y)(ii).

“State PUC Permits” has the meaning set forth in Section 4.1(y)(ii).

“Tax” means any foreign, federal, state, county or local income, sales and use, franchise, real and personal property, transfer, gross receipt, capital stock, employment, payroll, or withholding tax or charge imposed by any Governmental Authority and any interest and penalties related thereto.

“Tax Affiliate” has the meaning set forth in Section 4.1(o).

“Tax Returns” means all returns, declarations, reports, estimates, elections, statements and other documents required to be filed with respect to Taxes.

“Towers” has the meaning set forth in Section 4.1(l)(ii).

“Tower Sites” has the meaning set forth in Section 4.1(l)(ii).

“Transition Services Agreement” has the meaning set forth in Section 9.1(l).

1.2                                 Numbers and Gender.  Where the context so indicates, the masculine shall include feminine and neuter, the singular shall include the plural and the plural shall include the singular.  When a reference is made in this Agreement to a Section or Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All monetary amounts set forth in this Agreement are set forth in United States Dollars, and all amounts payable hereunder are payable in United States Dollars unless specifically indicated otherwise.  Any statute defined or referred to herein means such statute as from time to time amended, modified, or supplemented, including by succession of comparable successor statutes, and the rules and regulations issued pursuant thereto.

Article II.   Purchase

2.1                                 Purchase and Sale.  Subject to satisfaction of the terms and conditions in this Agreement, Seller agrees to sell, or to cause to sell, to Buyer, and Buyer agrees to purchase from Seller, at the Closing, the Shares.

2.2                                 Purchase Price.

(a)                                  Preceding the Closing and giving effect to those items to be forgiven as of the Closing, Seller shall either (i) cause MSWC to pay Seller a final cash dividend (the “Dividend”) in an amount such that the Consolidated Net Working Capital, as of the Closing Date, equals $580,244, or (ii) contribute enough cash capital (the “Capital Contribution”) to MSWC to cause the Consolidated Net Working Capital, as of the Closing Date, to equal $580,244.

(b)                                 As consideration for the sale of the Shares to Buyer, Buyer shall pay to Seller at Closing the amounts set forth in subsections (i) through (iii) (“Purchase Price”), subject to adjustment as provided in Sections 2.3 and 3.4, and shall assume all guarantees and other support agreements made by Seller and its Affiliates for the benefit of MSWC or the Subsidiaries.  The Purchase Price shall consist of:

(i)                                     1,038,927 shares of common stock, no par value, of Seller (the “Seller Shares”) owned by Western Wireless Corporation;

(ii)                                  $12,844,554 in cash (the “Cash Purchase Price”); and

(iii)                               an amount equal to any regular quarterly dividends payable on the Seller Shares for which a record date is set between the date hereof and the Closing (the “Quarterly Dividend”).

(c)                                  Any cash payments due pursuant to this Section 2.2 shall be made in immediately available funds to such account as Seller may direct.

2.3                                 Construction in Progress.

(a)                                  Attached as Schedule 2.3 is a schedule of construction projects in progress since June 30, 2003 or anticipated to be commenced prior to the date referred to in such Schedule, (“CIP Projects”), including an estimated total budget for each item listed on such Schedule (the “CIP Schedule”) which reflects expenditures made or to be made by Seller or its Affiliates for the benefit of MSWC and its Subsidiaries.  Prior to the Closing, the CIP Schedule may be amended to add CIP Projects which are anticipated to be commenced after the date hereof, but prior to the Closing upon the mutual agreement of Buyer and Seller.

(b)                                 Three business days prior to the Closing Date, Seller shall deliver to Buyer a schedule setting forth a good faith estimate amounts expended by Seller or its Affiliates for CIP Projects pursuant to the CIP Schedule for which it will not have been reimbursed by MSWC prior to the Closing Date (the “Estimated Seller CIP Expenditures”).

(c)                                  At the Closing, Buyer shall pay to Seller an amount in cash (the “CIP Payment”) by wire transfer of immediately available funds equal to the Estimated Seller CIP Expenditures; and shall assume the obligation to pay any amounts set forth and actually expended on the CIP Schedule that are not included in the Estimated CIP Seller Expenditures.

(d)                                 Seller shall take, or cause to be taken, any and all actions necessary to transfer to MSWC and its Subsidiaries, all of Seller’s or its Affiliates right, title, and interest in and to CIP Projects as of the Closing.

Article III.   Closing

3.1                                 Closing.  The Closing shall take place at the offices of Dorsey & Whitney LLP, Minneapolis,  Minnesota, at 9:00 a.m. prevailing central time on the Closing Date or at such other time or place on the Closing Date as may be agreed to by Buyer and Seller.

3.2                                 Seller’s Obligations at Closing.  At and as of the Closing, Seller shall deliver to Buyer (a) certificates representing the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, and accompanied by all requisite stock transfer stamps, (b) resignations to be effective on the Closing Date, executed by all directors and officers of MSWC and the Subsidiaries, (c) all agreements, consents, certificates assignments and other documents contemplated by this Agreement and (d) all minute books, stock transfer books and similar records of MSWC and the Subsidiaries.

3.3                                 Buyer’s Obligations at Closing.  At and as of the Closing, Buyer shall (a) deliver the Seller Shares duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Seller Shares in blank, and accompanied by all requisite stock transfer stamps, (b) wire transfer to Seller the Cash Purchase Price, the Quarterly Dividend and the CIP Payment and (c) deliver to Seller all agreements, consents, assignments and other documents contemplated by this Agreement.

3.4                                 Intercompany Accounts.  The accounts listed on Schedule 1.1(b) shall be forgiven as of the Closing Date.  Intercompany Accounts listed on Schedule 3.4 (which shows the amounts thereof as of June 30, 2003) shall be repaid on the Closing Date.

3.5                                 Trueup.

(a)                                  No later than 60 days after the Closing Date, Seller shall deliver to Buyer a consolidated balance sheet of MSWC and the Subsidiaries (the “Closing Date Balance Sheet”) as of the close of business on the Closing Date (giving effect to the Dividend or the Capital Contribution, as the case may be, and the forgiveness of the accounts listed on Schedule 1.1(b)) which shall set forth the Consolidated Net Working Capital of MSWC and the Subsidiaries and a schedule setting forth amounts actually expended by Seller or its Affiliates for CIP Projects pursuant to the CIP Schedule for which it was not reimbursed by MSWC prior to the Closing Date (the “Actual Seller CIP Expenditures.”)  The Closing Date Balance Sheet shall be certified as being true and correct in all respects by the chief financial officer of Seller.

(b)                                 No later than 30 days after receipt of Closing Date Balance Sheet, Buyer shall propose in writing any adjustments that in its view are required to be made thereto.  All adjustments proposed by Buyer shall be set out in a written statement delivered to Seller setting forth the specific item to which such adjustment relates and the specific basis for such adjustment and shall be incorporated into the Closing Date Balance Sheet or Actual CIP Seller Expenditures unless Seller objects in writing to such proposed adjustments within 15 days of delivery of such proposed adjustments.  If Seller does object in writing within 15 days to any such proposed adjustment (the proposed adjustment(s) to which Seller objects are referred to as the “Contested Adjustments”), Seller and Buyer shall use reasonable efforts to resolve their differences regarding the Contested Adjustments.  If a final resolution thereof is not obtained within 30 days after delivery of the written objection to the Contested Adjustments, Seller and Buyer shall promptly retain a nationally recognized independent accounting firm reasonably acceptable to both Seller and Buyer (the “Independent Accountants”), to resolve any remaining differences concerning the Contested Adjustments to the Closing Date Balance Sheet or Actual CIP Seller Expenditures.  Seller and Buyer shall each submit to the Independent Accountants in writing, within 15 days after the Independent Accountants are retained, their respective proposals with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountants request (provided that if any documentation requested by the Independent Accountants cannot be obtained by either Seller or Buyer within such 15-day period, acting in good faith and in a diligent manner, then such 15-day period shall be extended for such period of time as is reasonably necessary for such information to be obtained).  The Independent Accountants shall appropriately adjust the Closing Date Balance Sheet or Actual CIP Seller Expenditures, which shall be final and binding on both Seller and Buyer.  The fees and expenses of the Independent Accountants shall be borne equally by the parties.

(c)                                  Within five Business Days after the Closing Date Balance Sheet and Actual Seller CIP Expenditures have become final and binding upon both Seller and Buyer pursuant to this Section 3.5, Seller shall pay Buyer the amount, if any, by which $580,244 exceeds the Consolidated Net Working Capital as adjusted by the amount paid pursuant to Section 3.4 and the amount, if any, by which the Estimated Seller CIP Expenditures exceeds the Actual Seller CIP Expenditures, and Buyer shall pay Seller the amount, if any, by which the Consolidated Net Working Capital as adjusted by the amount paid pursuant to Section 3.4 exceeds $580,244 and the amount, if any, by which the Estimated Seller CIP Expenditures is less than the Actual Seller CIP Expenditures.  Any amount payable pursuant to this Section 3.5 shall be treated for all purposes as an adjustment to the payments required to be made pursuant to Section 2.2(a) and shall be accompanied by interest at the annual rate of 6% from the Closing Date until paid.

Article IV.   Representations and Warranties of Seller

4.1                                 Representations and Warranties.  Seller hereby represents and warrants to Buyer that:

(a)                                  Organization; Corporate Power and Authority; Effect of Agreement.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been, and each of the Ancillary Agreements to which it is a party will be, duly and validly executed and delivered by Seller and this Agreement constitutes, and each of the Ancillary Agreements to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity.  Except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (X) subject to obtaining the required consents, approvals, authorizations, exemptions or waivers described herein or in the Disclosure Schedule, and making filings described herein or in the Disclosure Schedule, violate any provision of law, rule or regulation to which Seller, MSWC or any of the Subsidiaries is subject, (Y) violate any order, judgment or decree applicable to Seller or MSWC or any of the Subsidiaries, (Z) violate any provision of the Articles of Incorporation or the By-laws of Seller, MSWC or any of the Subsidiaries, (AA) (i) conflict with, result in or constitute the material breach of any of the terms or conditions of, or constitute a material default under, (ii) permit any party to accelerate any right under, renegotiate, or terminate, or (iii) result in the creation of any Lien upon any of the properties or assets of the MSWC or any of the Subsidiaries or Shares pursuant to any material Contract (including, without limitation, government contracts), mortgage or other instrument of any kind to which MSWC or any of the Subsidiaries is a party or by which MSWC or any of the Subsidiaries or any of their properties, assets or the Shares are bound or affected or (BB) (i) conflict with, result in or constitute the breach of any of the terms or conditions of, or constitute a default under, (ii) permit any party to accelerate any right under, renegotiate, or terminate, or (iii) result in the creation of any material Lien upon any of the properties or assets of MSWC or any of the Subsidiaries or the Shares pursuant to MSWC’s or any of the Subsidiaries’ Articles of Incorporation or

Bylaws, or any judgment or order to which MSWC or any of the Subsidiaries is a party or by which MSWC or any of the Subsidiaries is or are bound or affected.

(b)                                 Capitalization.  The authorized capital stock of MSWC consists of 10,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and owned of record and beneficially by Seller (the “Shares”).  Other than the Shares, there are no equity or ownership interests in MSWC.  All of the shares comprising the Shares issued by MSWC are duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable federal and state securities Laws and were not issued in violation of any pre-emptive or subscription rights.  There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire equity securities of MSWC, or subscriptions, warrants, options, rights or other arrangements or commitments obligating MSWC to issue or dispose of its equity securities.  The sale and delivery of the Shares to Buyer pursuant to Article II hereof will vest in Buyer legal and valid title to the Shares, free and clear of all Liens (other than Liens created or suffered by Buyer and restrictions on sales of the Shares under applicable securities laws).  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.  From its date of formation, MSWC was a wholly owned subsidiary of the Seller.

(c)                                  Subsidiaries.  MSWC directly or indirectly owns an equity or ownership interest in the Subsidiaries as set forth in the Disclosure Schedule, which also sets forth the state (or other jurisdiction) of organization for each Subsidiary.  Other than such ownership interests, MSWC holds no equity or ownership interests in any Person, and MSWC is not required to purchase or make an investment in any equity or ownership interest in any Person.

(d)                                 Organization.  MSWC and each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to carry on its business as it is now being conducted.  MSWC and each of the Subsidiaries is duly qualified to do business as a foreign corporation or entity, as applicable, and is in good standing in all jurisdictions where the nature of the properties owned or leased or the activities conducted by it makes such qualification necessary, except where the absence of such qualification would not have a Material Adverse Effect.  The Disclosure Schedule lists each jurisdiction in which MSWC or any Subsidiary is qualified to do business.

(e)                                  Financial Statements.  Included in the Disclosure Schedule are (i) unaudited consolidated balance sheets of MSWC as of June 30, 2003 (the “Balance Sheets”) and unaudited consolidated statements of operations of MSWC for the six months ending on June 30, 2003 and (ii) unaudited consolidated balance sheets of MSWC as of December 31, 2002 and December 31, 2001and related consolidated statements of operations for such fiscal years (collectively, the “Financial Statements”).  The Financial Statements are based upon the books and records of the entity included therein and fairly present, in all material respects, the consolidated financial condition of the entity as of the date thereof and consolidated results of operations for the periods referred to therein.  The Financial Statements have been prepared in accordance with

GAAP, except that they do not include footnotes or statements of changes in shareholders’ equity or cash flows and the interim Financial Statements may be subject to customary year-end adjustments, which adjustments would not have a Material Adverse Effect.

(f)                                    Absence of Undisclosed Liabilities.  Neither MSWC nor any of the Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, due or to become due, known or unknown) except as (i) reflected on the Balance Sheets, (ii) arising after the date of the Balance Sheets in the ordinary course of business, (iii) otherwise disclosed in the Disclosure Schedule or (iv) would not have a Material Adverse Effect.

(g)                                 Absence of Certain Changes or Events.  Except as set forth in the Disclosure Schedule, since the date of the Balance Sheets, neither MSWC nor any of the Subsidiaries has (i) suffered any material damage, destruction or casualty loss or (ii) suffered any Material Adverse Effect.  Except as set forth in the Disclosure Schedule, since the date of the Balance Sheets, (i) the Business of MSWC and the Subsidiaries (present or past) has been conducted only in the ordinary and usual course consistent with past practice and (ii) there has not been nor has there been an agreement to take any of the following actions:

(i)                                     any incurrence or assumption of any material obligation or liability;

(ii)                                  the declaration, payment or setting aside of amounts for payment of, any dividends on or other distributions to or for any stockholders (whether in cash, shares or property), the issuance, delivery, sale, or authorization, proposal or agreement to, or commitment to the issuance, delivery, or sale of any shares of capital stock of any class, or any securities convertible into capital stock, or the grant of any options, warrants, calls, conversion rights, commitments, pledges, Contracts, restrictions or rights of any character obligating MSWC or any of the Subsidiaries to issue any such shares or other securities, the split, combination or reclassification of any shares of capital stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, the repurchase or acquisition, directly or indirectly, of any shares of any capital stock, or an amendment to the terms of any capital stock or any other securities of MSWC or any of the Subsidiaries;

(iii)                               any change to any of the accounting principles or practices used by MSWC or any of the Subsidiaries;

(iv)                              any acquisition or agreement to acquire by merger or consolidation with, purchase of a substantial portion of the assets of, or through any other manner, any business or any Person or division thereof; or

(v)                                 any sale, lease, license, transfer, mortgage, pledge, encumbrance or other disposition of any material assets or the grant or assignment of any security interest, indebtedness or claim, except in the ordinary course of business consistent with prior practice.

(h)                                 Properties.  Each of MSWC and the Subsidiaries has good title to all of the assets and properties that it purports to own (including those reflected on the Balance Sheets, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheets) free and clear of all Liens except (i) as set forth in the Disclosure Schedule and (ii) Permitted Liens.  Each leasehold interest in real property in which MSWC or any of the Subsidiaries is a lessee is listed on the Disclosure Schedule.  MSWC and its Subsidiaries are in compliance in all material respects with all applicable zoning and land use laws.

(i)                                     Intellectual Property.  The Disclosure Schedule lists, as of the date hereof,  all United States and foreign patents, trademarks, trade names, service marks, service names, copyrights and applications therefor used by MSWC or the Subsidiaries in, and which are material to, the conduct of their business (the “Intellectual Property Rights”), including any Intellectual Property Rights, if any, owned, controlled, or made available to MSWC or any of the Subsidiaries by Seller.  MSWC and the Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property Rights after Closing, and, to Seller’s knowledge, the conduct of their business after Closing if conducted in the same manner now being conducted will not conflict with any valid patents, trademarks, trade names, service marks, service names or copyrights of others.

(j)                                     Contracts.  The Disclosure Schedule lists as of the date hereof each contract, agreement or understanding (including each governmental license, permit or other governmental authorization), whether written or oral (including any and all amendments thereto), to which MSWC or any Subsidiary is a party or by which MSWC, any Subsidiary or any of their properties or assets is bound or which is utilized by MSWC or any Subsidiary (a “Contract”) and which is material to the business or financial condition of MSWC and the Subsidiaries, taken as a whole.  Copies of all Contracts have been made available to Buyer.  Except as disclosed in the Disclosure Schedule, neither MSWC nor any of the Subsidiaries is in default in any material respect under any of the Contracts.  All of the Contracts are legal, valid and binding obligations of either MSWC or a Subsidiary, each enforceable against either MSWC or a Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, receivership or similar proceeding under state or federal law.  Without regard to materiality, Contracts shall also include the following:

(i)                                     Any (i) union Contract, (ii) Contract with other organizations representing employees, or (iii) other employment Contract or arrangement (that is not terminable upon 60 days notice and for which termination does not involve the payment of a fee or involve a penalty) providing for future compensation with any officer, consultant, director, employee or company that leases or loans workers;

(ii)                                  Any Contracts providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, or the like and all severance,

change in control or similar arrangements with any officers, employees or agents that will result in any obligation (absolute or contingent) to make any payment to any officers, employees or agents following either the consummation of the transaction contemplated herein, termination of employment or both;

(iii)                               Any joint venture, partnership or joint development Contract or any other Contract which has involved or is expected to involve a sharing of profits;

(iv)                              Any lease for real or personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $25,000;

(v)                                 Any Contract containing covenants purporting to limit the freedom of MSWC or any of the Subsidiaries to compete in any line of business in any geographic area; and

(vi)                              Any Contract providing for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets or any part of the capital stock of another Person.

(k)                                  No Violation.  Neither MSWC nor any of the Subsidiaries is in violation of its Articles of Incorporation, Bylaws or similar charter document.

(l)                                     Tangible Personal Property; Towers.

(i)                                     All computers, equipment and other tangible personal property used by MSWC and the Subsidiaries are in condition and repair which is suitable for the use for which they are intended, ordinary wear and tear excepted, and are adequate to the conduct of their business as it is presently conducted.

(ii)                                  The Disclosure Schedule sets forth a list of all communication towers (A) owned, leased or licensed by MSWC or a Subsidiary, or for which MSWC or a Subsidiary holds an easement, right-of-way or other right of use or (B) otherwise used in its business (the “Towers”), including for each Tower the address and whether the Tower is located on real property owned or leased by MSWC or a Subsidiary.  Except as described in the Disclosure Schedule, each of the Towers and all improvements on the real property at the sites on which the Towers are located (such real property and improvements thereon are referred to collectively in this Agreement as the “Tower Sites”) are in compliance in all material respects with all applicable requirements of law, including all rules, regulations and orders of the FCC and the United States Federal Aviation Administration.

(m)                               Litigation.  Except as set forth in the Disclosure Schedule there is no action or proceeding in any court or before any Governmental Authority (“Litigation”) pending or, to the Knowledge of Seller threatened (i) against Seller, MSWC or any of the Subsidiaries that would have a Material Adverse Effect or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.  Except as set forth in the Disclosure Schedule, neither MSWC nor any of the Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any Order.

(n)                                 Compliance with Laws.  Except as set forth in the Disclosure Schedule, MSWC and the Subsidiaries are each in compliance and since April 30, 1998 each has complied in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to the conduct of their business.

(o)                                 Tax Matters.  Each of MSWC, its Subsidiaries and any affiliated, combined or unitary group of which MSWC or any Subsidiary is or was a member (a “Tax Affiliate”) has: (i) timely and properly filed (or has had filed on its behalf) all Tax Returns required to be filed or sent by it and (ii) timely and properly paid (or has had paid on its behalf) all Taxes in respect of any period covered by such Tax Returns whether or not reflected on any such Tax Return.  There are no Liens for Taxes upon any assets of MSWC, any Subsidiary or any Tax Affiliate, except Liens for Taxes not yet due.  No Tax Return that includes MSWC or a Subsidiary is currently being examined by any taxing authority and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return.  No written claim has ever been made by an authority in a jurisdiction where MSWC and the Subsidiaries do not file Tax Returns that MSWC or any Subsidiary is or may be subject to taxation by that jurisdiction.  All Taxes in respect of wages, salaries and other payments to all employees, officers and directors of MSWC and any Subsidiary required to be withheld by or on behalf of MSWC or any Subsidiary from any other person have been withheld and timely paid to the proper taxing authority.  Neither MSWC or any Subsidiary has or has had a “permanent establishment” (as defined in any applicable income tax treaty) in any country other than the United States.  Neither MSWC or any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereunder.  Neither MSWC or any of the Subsidiaries is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in payments of money or other property, acceleration of benefits, or provision of other rights constituting “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law), determined without regard to whether such payment is reasonable compensation for services performed.  Neither MSWC, any Subsidiary or Buyer (or any Affiliate thereof) will be obligated to pay, or to make any payment to any individual as reimbursement for, any excise Taxes or similar Taxes imposed on any individual under Section 4999 of the Code as a result of the consummation of the Transactions contemplated in this Agreement.

(p)                                 Employment Agreements; Related Party Transactions.  Except as set forth in the Disclosure Schedule, neither MSWC nor any of the Subsidiaries is a party (i) to any written or oral employment agreement, agreement setting compensation or severance agreement; or (ii) a material Contract with any director, officer or any employee listed in the Disclosure Schedule of MSWC or any of the Subsidiaries.

(q)                                 Consents.  Except as listed in the Disclosure Schedule, no consent, approval or authorization of, exemption by, waiver from or filing with any Governmental Authority (other than under the Communications Act) or any Person or under any Contract is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any other action contemplated hereby.

(r)                                    Bank Accounts and Powers of Attorney.  The Disclosure Schedule lists the name of each bank in which MSWC or a Subsidiary maintains an account (including lock box accounts) or safe deposit box, and the names of all Persons authorized to draw thereon (and the dollar limits of each such Person’s authority) or having access thereto.

(s)                                  Transactions with Seller.  Except as listed in the Disclosure Schedule, neither MSWC nor any of the Subsidiaries is a party to a written Contract with Seller.

(t)                                    Labor Matters; Employees.  Neither MSWC nor any of the Subsidiaries is a party to any collective bargaining agreement with any trade union or association which may qualify as a trade union.  Schedule 4.1(t) contains a true and complete listing of the name, titles, current salaries (or rates of pay), hire date and EEO-1 category of each person who, as of the date of this Agreement, is employed by MSWC or any of the Subsidiaries (“Employee”).  No Employee has any written Contract regarding his or her employment, other than an agreement for at-will employment.  No Employee has been granted the right to continued employment by MSWC or any of the Subsidiaries or to any material compensation following termination of employment with MSWC or any of the Subsidiaries.  To the Knowledge of Seller, no consultant with whom MSWC or any of the Subsidiaries has contracted is in violation of any term of any consulting agreement, proprietary information agreement, or any other Contract relating to the right of such consultant to contract with MSWC or any of the Subsidiaries.  MSWC and the Subsidiaries are and since April 30, 1998 have been in material compliance with all applicable laws and orders respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to each active employee, former employee and applicant for employment.  MSWC and the Subsidiaries are not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the Knowledge of Seller, threatened against MSWC or any Subsidiaries before the National Labor Relations Board.

(u)                                 ERISA.  All Employee Benefit Plans maintained by Seller are being administered in all material respects in accordance with ERISA and, in the case of each retirement plan, are qualified under Section 401(a) of the Code.  Neither Seller, MSWC nor any of the Subsidiaries is a party to any Employee Benefit Plan that will be transferred to Buyer or for which Buyer will have any obligation or liability in connection therewith, including any obligation to contribute (whether by law, by contract or otherwise).

(v)                                 Directors and Officers.  The directors and officers of MSWC and the Subsidiaries, who are resigning pursuant to Section 3.2, are listed in the Disclosure Schedule.

(w)                               Compliance with Worker Safety and Environmental Laws.  The properties, assets and operations of MSWC and the Subsidiaries comply in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public safety, worker health and safety.  To the Knowledge of Seller:

(i)                                     There has not been a discharge or release on, in or under any real property presently or previously owned, leased or operated by MSWC or any of the Subsidiaries (the “Real Property”) of any Hazardous Material in violation of Environmental Laws, except for those that would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)                                  The operations of MSWC and the Subsidiaries are and have been conducted in compliance in all materials respects with Environmental Laws;

(iii)                               MSWC and the Subsidiaries have not received from any Governmental Authority or third party any written request for information, notice of claim, demand letter, or other written notification, notice or information that MSWC or any of the Subsidiaries is or may be potentially subject to or responsible or liable for any claim, liabilities, clean-up or other remediation arising under any Environmental Laws;

(iv)                              There have been no investigations, studies, audits, tests, reviews, or other analyses, that discovered, assessed, identified, or otherwise characterized occupational safety and health compliance or environmental conditions, including the condition of the soil, groundwater, air, or presence of asbestos at any of the Real Property sites;

(v)                                 There is no asbestos present in any Real Property presently owned, leased or operated by MSWC or any of the Subsidiaries, and no asbestos has been removed from any Real Property while such Real Property was owned, leased or operated by MSWC or any of the Subsidiaries; and

(vi)                              There are no underground storage tanks on, in or under any of the Real Property, and no underground storage tanks have been closed or removed from any Real Property which are or have been owned, leased or operated by MSWC or any of the Subsidiaries.

(x)                                   Guarantees; Suretyships.  Except as listed in the Disclosure Schedule, neither MSWC nor any of the Subsidiaries has given a guarantee of the obligation of any other Person (including of MSWC) to a third party which is presently outstanding, and have no liabilities as surety, cosigner, endorser, co-maker, indemnitor or otherwise respecting the obligations or liabilities of any Person.

(y)                                 Permits.

(i)                                     To Seller’s knowledge, MSWC and the Subsidiaries have, in full force and effect, all licenses, permits and certificates, from federal, state and local Governmental Authorities, including but not limited to cellular and microwave licenses and authorizations issued by the FCC, necessary to the conduct of their business and to own and operate their respective properties (collectively, the “Permits”).  The Disclosure Schedule contains a true and accurate list of all Permits.  MSWC and the Subsidiaries have conducted their business in compliance with all material terms and conditions of the Permits.  Each such Permit is valid, existing and in full force and effect and will continue to be in full force and effect immediately after the Closing without the occurrence of any breach, default or forfeiture of rights thereunder or the consent, approval or act or the making of any filing with any Governmental Authority.

(ii)                                  To Seller’s knowledge, there are no existing applications, petitions to deny or complaints or proceedings (other than proceedings affecting the wireless industry generally) pending before the FCC or any state public utility commission (“State PUC”) having jurisdiction over MSWC or the Subsidiaries and relating to MSWC or the Subsidiaries or to the Permits issued by the FCC or the State PUC (the “FCC Permits” and the “State PUC Permits,” respectively).  None of Seller, MSWC or any of the Subsidiaries has received notice of any claim of material violations with respect to any of the FCC Permits and State PUC Permits.  None of the FCC Permits will be, or could be reasonably expected to be, adversely affected by consummation of any action of Seller taken in connection with the transactions contemplated by this Agreement or by another Ancillary Agreement.

(z)                                   Insurance.  The Disclosure Schedule lists each insurance policy maintained by Seller, MSWC or the Subsidiaries with respect to MSWC’s and the Subsidiaries’ properties, assets and operations.

(aa)                            Certain Payments.  Neither MSWC nor any of the Subsidiaries acting on behalf of MSWC or any of the Subsidiaries, nor to the Knowledge of Seller, MSWC and the Subsidiaries, any Person or other entity acting on behalf of MSWC or any of the Subsidiaries, has, directly or indirectly, on behalf of or with respect to MSWC or any of the Subsidiaries:  (i) made an unreported political contribution, (ii) made or received any payment which was not legal for MSWC or any of the Subsidiaries to make or receive, (iii) created or used any “off-book” bank or cash account or “slush fund,” or (iv) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

(bb)                          Brokers and Finders.  Except as set forth in the Disclosure Schedule, neither Seller, MSWC nor any of the Subsidiaries, or any of their respective agents, directors, officers, or employees has, directly or indirectly, employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or similar payments in connection with the transaction contemplated by this Agreement.

4.2                                 Effective Date and Survival of Representations and Warranties.  The representations and warranties in Section 4.1 shall be deemed made on and as of the date hereof.  Each of the representations and warranties of Section 4.1 shall survive the Closing Date but shall terminate and be of no further force or effect 18 months after the Closing Date, except (i) for the representations, warranties and agreements set forth in Sections 4.1(a) (first three sentences only), (b), (c) and (d), each of which shall survive indefinitely; (ii) for the representations and warranties set forth in Section 4.1(o) (or any other representation, warranty, covenant or agreement with respect to Taxes) which shall survive until 30 days following the expiration of the applicable statute of limitations period; and (iii) for the representations and warranties and agreements set forth in Section 4.1(w), which shall survive for three years after the Closing Date.

4.3                                 Time Limitations on Buyer’s Ability to Seek Remedy.  In order for Buyer to exercise any rights under this Article IV, Buyer must deliver the notice of breach to Seller no later than expiration of the survival period set forth in Section 4.2.  Time shall be of the essence with respect to the foregoing time period for Buyer to deliver a notice of breach, and failure of Buyer to provide to Seller a notice of breach containing the required information with respect to any claimed breach within the time limitations provided herein shall for all purposes terminate and waive any rights of Buyer to any remedy for such breach under this Agreement.  The representations and warranties of Seller contained in this Agreement shall survive the Closing for the survival period set forth in Section 4.2; provided, however, that if a claim in respect of the breach of a representation or warranty is made prior to the expiration of the survival period, such representation or warranty shall survive beyond the survival period, but solely for the purpose of determining the claim, until such claim is satisfied, settled or released.

Article V.   Representations and Warranties of Buyer

5.1                                 General Representations and Warranties.  Buyer hereby represents and warrants to Seller that:

(a)                                  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)                                 Corporate Power and Authority; Effect of Agreement.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and each of the Ancillary Agreements to which Buyer is a party will be, duly and validly executed and delivered by Buyer and this Agreement constitutes, and each of the Ancillary Agreements to which Buyer is a party will constitute, the valid and binding obligations of Buyer, enforceable in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity.  The execution, delivery and performance by Buyer of this Agreement and each of the

Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (X) subject to obtaining any required consents, approvals, authorizations, exemptions or waivers and making any filings, violate any provision of law, rule or regulation to which Buyer is subject, (Y) violate any order, judgment or decree applicable to Buyer, or (Z) violate any provision of the Articles of Incorporation, the By-laws or other similar constituent documents of Buyer; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

(c)                                  Consents.  No material consent, approval or authorization of, or exemption by, or waiver from, or filing with, any Governmental Authority (other than the Communications Act) or any other Person is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking of any other action contemplated hereby.

(d)                                 Availability of Funds.  Buyer has available in cash, cash equivalents or under existing credit facilities, and will have available on the Closing Date, sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

(e)                                  Litigation.  There is no Litigation pending or, to Buyer’s knowledge, threatened against Buyer (i) that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

(f)                                    Seller Shares.  Buyer is the sole record and beneficial owner of the Seller Shares and owns such Seller Shares free and clear of all Liens.  The Seller Shares constitute all shares of common stock of Seller owned beneficially or of record by Buyer.  The delivery of the Seller Shares to Seller pursuant to Section 3.3 will vest in Seller good and valid title to the Seller Shares, free of any adverse claim.

(g)                                 Purchase for Investment.  Buyer is purchasing the Shares for its own account for investment and not with a view to any public resale or other distribution thereof.  Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended.  Buyer is a sophisticated investor and Buyer has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares.

5.2                                 Survival of Representations and Warranties.  The representations and warranties in Section 5.1 shall be deemed made on and as of the date hereof.  Each of the representations and warranties of Section 5.1 shall survive the Closing Date but shall terminate and be of no further force and effect 18 months after the Closing Date, except for the representations, warranties  and agreements set forth in Sections 5.1(a) and 5.1(b), each of which shall survive indefinitely

5.3                                 Time Limitations on Seller’s Ability to Seek Remedy.  In order for Seller to exercise any rights under this Article V, Seller must deliver the notice of breach to Buyer no later than expiration of the survival period set forth in Section 5.2.  Time shall be of the essence with respect to the foregoing time period for Seller to deliver a notice of breach, and failure of Seller to provide to Buyer a notice of breach containing the required information with respect to any claimed breach within the time limitations provided herein shall for all purposes terminate and waive any rights of Seller to any remedy for such breach under this Agreement.  The representations and warranties of Buyer contained in this Agreement shall survive the Closing for the respective survival period set forth in Section 5.2; provided, however, that if a claim in respect of the breach of a representation or warranty is made prior to the expiration of the survival period, such representation or warranty shall survive beyond the survival period, but solely for the purposes of determining the claim, until such claim is satisfied, settled or released.

Article VI.   Employee Matters

6.1                                 Employees.  Subject to the next sentence, Seller shall transfer to MSWC or the Subsidiaries immediately prior to the Closing those employees of Seller (or any replacement employees performing the same function) listed on Schedule 6.1.  No later than 45 days after the date hereof, Buyer shall advise Seller of the names (“Advice List”) of any employees that it determines in good faith will not be continued as employees of MSWC for at least six months after the Closing Date on substantially the same terms and conditions as they are employed with MSWC or a Subsidiary immediately prior to the Closing Date.  Seller may transfer employees appearing on the Advice List to itself on the Closing Date.  Subject to the next sentence, Employees other than Employees appearing on the Advice List (the “Retained Employees”) shall continue as employees of MSWC for at least six months after the Closing Date, on substantially the same terms and conditions as they are employed with MSWC or a Subsidiary immediately prior to the Closing Date, subject to the right of MSWC or a Subsidiary to terminate the employment of Employees for cause.  In the event that any Retained Employee’s employment is terminated without cause prior to six months after the Closing, Buyer shall pay to such Retained Employee an amount equal to the base compensation (plus in the case of commissioned Retained Employees, commissions assuming commissions earned from the Closing Date to the date of termination of employment continued at the same rate until six months after Closing) which would otherwise be payable to such Retained Employee during the period from the date of such Retained Employee’s termination and the date that is six months after the Closing.  Each Retained Employee shall receive base compensation no less than the base compensation (or in the case of commissioned Retained Employees, not less than the commission structure) provided to such Employee by MSWC or a Subsidiary immediately prior to the Closing Date, and without Retained Employee’s consent, shall not be located more than 50 miles from Retained Employee’s place of employment immediately prior to the Closing Date.  Buyer shall provide any Employee who is terminated without cause with severance benefits as set forth on Schedule 6.1.

6.2                                 Termination of Employment.  Buyer shall indemnify Seller Parties and hold each of them harmless from any Loss which may arise after the Closing Date under the Worker Adjustment and Retraining Notification Act relating to MSWC, any of the Subsidiaries or any of the Employees.

6.3                                 Buyer’s Employee Welfare Benefit Plans.  To the extent allowed by law, each Employee employed by MSWC or a Subsidiary after the Closing Date shall be eligible for participation in employee welfare benefit plans with full credit for years of past service to Seller and its subsidiaries and not subject to pre-existing condition exclusions or waiting period as of the first day after the Closing Date.  Buyer shall, or shall cause MSWC or the Subsidiaries, to provide each Employee with benefits under the employee welfare benefit plans of Buyer that are at least substantially equivalent in the aggregate to the benefits provided to such Employee pursuant to the employee welfare benefit plans of Seller immediately prior to the Closing Date.  For purposes of vacation accrual and severance payments under Buyer’s plans, Buyer shall give the Employees full credit for years of past service for Seller and its subsidiaries and for all accrued but unused vacation as of the Closing Date.

6.4                                 Buyer’s Employee Retirement Plans.  Each Employee employed by MSWC or a Subsidiary after the Closing Date shall be eligible for participation in the 401(k) plan maintained by Buyer (the “401(k) Plan”), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service with Seller and its subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to such Plan, to the extent credited under Seller’s 401(k) plan in which MSWC participated) and shall be eligible to enter the 401(k) Plan as of the first day after the Closing Date and Buyer shall waive any vesting requirements for Employees with less than three years of past service.  On the date that is the earlier of the date of such Employee’s termination of employment or the date that is six months after the Closing, Buyer shall pay to such Employee an amount equal to the amount set forth on Schedule 6.1 under the caption “401K Make Whole,” subject to any applicable withholding taxes.

6.5                                 Retention Plan.  Between the date hereof and the Closing Date, Buyer and Seller shall establish a retention plan containing the material terms set forth on Exhibit B hereto for the benefit of the Retained Employees.  An illustration of the operation of the Retention Plan is included in Schedule 6.1.

6.6                                 Seller’s Employee Welfare and Retirement Plans.  Except as otherwise required by law, Seller shall take all actions so that the Employees cease to participate in the Seller’s Employee Benefit Plans after the Closing Date.

6.7                                 No Third Party Beneficiaries.  Nothing in this Article VI shall create any third party beneficiary rights nor shall any provisions of this Article VI inure to the benefit of nor shall they be enforceable by any Employee, any individual listed on Schedule 6.1 or any person representing their interests.  This Article VI is solely an agreement between and for the benefit of Seller and Buyer, and shall be enforceable only by them.

Article VII.   Conditions Precedent

7.1                                 Conditions Precedent To Obligations of Buyer.  The obligation of Buyer to purchase the Shares on the Closing Date is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

(a)                                  Representations.  The representations and warranties of Seller herein contained which are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this

Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date, and the representations and warranties of Seller that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date.

(b)                                 Material Adverse Effect.  Except as set forth in the Disclosure Schedule or permitted or contemplated by this Agreement, since the date of the Balance Sheets, MSWC and the Subsidiaries shall not have suffered any Material Adverse Effect.

(c)                                  Performance Obligations.  Seller shall have in all material respects performed all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, including, but not limited to, delivery of the Releases described in Section 9.1(n).

(d)                                 Closing Certificate.  Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized executive officer of Seller to the effect of the matters described in clauses (a), (b) and (c).

(e)                                  No Prohibition.  No statute, ordinance, law, regulation, rule, decree or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, that prohibits the transactions contemplated by this Agreement.

(f)                                    FCC Authorization.  FCC shall have issued a Preliminary Order and (a) no request for stay by the FCC of that action is pending or in effect, (b) no timely petition for review, rehearing or reconsideration of that action is pending before the FCC, (c) if a petition to deny any FCC application contemplated herein was filed, and the FCC has dismissed or denied such petition, the time for filing a petition for review, rehearing or reconsideration of that FCC action has passed, (d) the FCC has not announced that it has taken the action under reconsideration on its own motion, and (e) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect.

(g)                                 No Burdensome Condition.  There shall not be any action taken, or any judgment or order enacted, entered, enforced, or deemed applicable to the transaction contemplated by this Agreement by any Governmental Authority which, in connection with the grant of any required statutory approval, imposes any restriction, condition or obligation upon Buyer, MSWC or any of the Subsidiaries which would have a Material Adverse Effect.

(h)                                 Consents.  Seller shall have delivered to Buyer all consents required under Contracts listed on Schedule 7.1(h) (which shall include a release of all Liens held by its bank group as described in Section 4.1(h) of the Disclosure Schedule on the Shares, MSWC, its Subsidiaries, the FCC Permits and the assets and properties owned by MSWC or any of the Subsidiaries and a release of all guaranties held by such bank group) and all consents, approvals, exemptions and waivers from any Governmental Authority

(i)                                     Seller Noncompetition.  Seller shall have executed and delivered to Buyer the Noncompetition Agreement.

(j)                                     Transition Services.  Seller shall have executed and delivered to Buyer the Transition Services Agreement.

(k)                                  Organization.  MSWC and each of the Subsidiaries shall be (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) duly qualified to do business as a foreign corporation or entity, as applicable, and (iii) in good standing in all jurisdictions where the nature of the properties owned or leased or the activities conducted by it makes such qualification necessary.

7.2                                 Conditions Precedent To Obligations of Seller.  The obligation of Seller to sell the Shares on the Closing Date is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:

(a)                                  Representations.  The representations and warranties of Buyer herein contained which are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date, and the representations and warranties of Buyer which are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date.

(b)                                 Performance of Obligations.  Buyer shall have in all material respects performed all obligations and complied  in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)                                  Closing Certificate.  Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized signatory of Buyer to the effect of the matters described in clauses (a) and (b).

(d)                                 No Prohibition.  No statute, ordinance, law, regulation, rule, decree or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that prohibits the transactions contemplated by this Agreement.

(e)                                  FCC Authorization.  FCC shall have issued a Preliminary Order and (a) no request for stay by the FCC of that action is pending or in effect, (b) no timely petition for review, rehearing or reconsideration of that action is pending before the FCC, (c) the FCC has not announced that it has taken that action under reconsideration on its own motion, and (d) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect.

Article VIII.   Taxes

8.1                                 Allocation of Tax Liabilities.

(a)                                  Seller shall be responsible for (and shall indemnify and hold Buyer harmless from and against) all Taxes of MSWC and the Subsidiaries, regardless of when due and payable, (i) with respect to all Tax periods ending on or prior to the Closing Date and (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date; provided, however, Seller shall not be responsible for (and shall not be required to indemnify and hold Buyer harmless from and against) the foregoing Taxes to the extent such Taxes are accrued on the Closing Date Balance Sheet.

(b)                                 Buyer shall be responsible for (and shall indemnify and hold Seller harmless from and against) all Taxes of MSWC and the Subsidiaries, regardless of when due and payable, (i) with respect to all Tax periods beginning after the Closing Date, (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period commencing after the Closing Date and (iii) all Taxes accrued on the Closing Date Balance Sheet.

8.2                                 Tax Returns.

(a)                                  Seller shall include the income or loss of MSWC and the Subsidiaries for all Tax periods ending on or before the Closing Date on the Seller’s timely filed Tax Returns and shall file all such Tax Returns when due (including extensions).  Seller shall cause to be prepared, and shall cause to be filed when due (including any extensions), all other Tax Returns of MSWC and the Subsidiaries for all Tax periods ending on or before the Closing Date, for which Tax Returns have not been filed as of such date.  Where necessary, however, and upon the request of Seller, Buyer shall cause such Tax Returns to be filed when due (including any extensions).  Seller shall submit copies of such Tax Returns to Buyer (at least 15 days prior to the extended due date) for its review and thereafter file all federal, state, county, local and foreign Tax Returns required to be filed by MSWC and the Subsidiaries after the Closing Date for all Tax periods ending on or before the Closing Date.  All such Tax Returns shall be prepared on a basis consistent with the Tax Returns filed by or on behalf of MSWC and the Subsidiaries, as the case may be, for the preceding Tax period.

(b)                                 Buyer shall prepare and file when due (including any extensions) all Tax Returns of MSWC and the Subsidiaries for Tax periods ending after the Closing Date; provided, however, that Seller shall have the right to review and approve prior to filing all Tax Returns for any Tax period which includes the Closing Date or any period prior to the Closing Date.

8.3                                 Income and Loss Allocation.  For purposes of this Article VIII, For purposes of the allocation of Tax liabilities pursuant to this Article VIII, Taxes with respect to any period or portion of a period up to and including the Closing Date shall be calculated as though the taxable year to MSWC and the Subsidiaries terminated as of the close of business on the Closing Date;

provided, however, that in the case of a periodic Tax not based on income, receipts, proceeds, profits or similar items, the amount of such periodic tax allocated to the Seller shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.  All Tax Returns for any Tax period which includes the Closing Date or any period prior to the Closing Date shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Company.

8.4                                 Cooperation.  After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of MSWC and the Subsidiaries with respect to (a) Tax periods ending on or prior to the Closing Date and (b) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date.  Buyer and Seller shall preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof.  Buyer shall prepare and provide to Seller any information or documents reasonably requested by Seller for Seller’s use in preparing or reviewing the Tax Returns referred to in Section 8.2.  Notwithstanding any other provision hereof, each party shall bear its own expenses in complying with the foregoing provisions.

8.5                                 Audits.  Buyer shall promptly notify Seller in writing upon receipt by Buyer, MSWC, the Subsidiaries or any Affiliate of Buyer or of MSWC of notice of any pending or threatened Tax liabilities of MSWC or the Subsidiaries for any (a) Tax period ending on or before the Closing Date or (b) Tax Period ending after the Closing Date but which includes the Closing Date.  Seller shall have the sole right to represent MSWC’s or any Subsidiary’s interests in any Tax audit or administrative or court proceeding for such Tax periods and to employ counsel of its choice at its expense.  Buyer agrees that it shall cooperate fully with Seller and its counsel, at Seller’s expense, in the defense against or compromise of any claim in any such proceeding.

8.6                                 Tax Refunds.

(a)                                  All refunds of and credits for Taxes relating to MSWC or any of the Subsidiaries received by or benefiting Seller with respect to Tax periods beginning after the Closing Date and with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period after the Closing Date, shall be for the account of Buyer.  Seller shall take such action as reasonably requested by Buyer to obtain such refunds and shall cause MSWC or the applicable Subsidiary to pay over to Buyer any such refunds immediately upon receipt thereof.

(b)                                 All other refunds of and credits for Taxes relating to MSWC or any of the Subsidiaries with respect to Tax periods ending on or before the Closing Date shall be for the account of Seller.  Buyer shall take such action as reasonably requested by Seller to obtain such refunds and shall cause MSWC or the applicable Subsidiary to pay over to Seller (i) any such refunds immediately upon receipt thereof and (ii) the amount of any credits within ten days of the filing of definitive Tax returns utilizing such credits.

8.7                                 Tax Sharing Agreements.  All tax sharing agreements between Seller and MSWC shall be terminated as of the Closing Date after normal operations but before the “deemed sale of assets” under Section 338(h)(10) of the Code and all balances thereunder shall be reflected as Intercompany Accounts.

8.8                                 Section 338(h)(10) Election.

(a)                                  Buyer and Seller shall make an election under Section 338(h)(10) of the Code (and any comparable election under state or local law) with respect to the acquisition of MSWC by the Buyer.  Buyer and Seller shall cooperate fully with each other in the making of such election, including the preparation of and filing of all required IRS forms and related forms under state and local law.  Buyer and Seller shall endeavor in good faith to agree on an allocation of Purchase Price among MSWC’s and the Subsidiaries’ assets for purposes of Section 338 of the Code prior to the Closing Date (the “Purchase Price Allocation”) .  The Purchase Price Allocation, if any, shall each be evidenced by a written schedule signed and dated by Buyer and Seller, and Buyer and Seller shall each file their Tax Returns in a manner consistent with the Purchase Price Allocation, if any.

(b)                                 Seller shall pay all Taxes attributable to the making of the Section 338(h)(10) election, including any federal, state, local or foreign Tax attributable to an election under federal, state, local, or foreign law similar to the election available under Section 338(h)(10) of the Code.  Seller shall indemnify and hold Buyer harmless from and against all Taxes referred to in this Section 8.8.

(c)                                  Seller shall cause each partnership or limited liability company that is at least 50% owned, either directly or indirectly, by MSWC, to make an election under Section 754 of the Code and Treasury Regulations Section 1.754-1(b) to adjust the basis of the partnership or limited liability company property in the manner provided in Sections 734(b) and 743(b) of the Code to be effective for the tax year that includes the deemed asset sale under Section 338(h)(10) of the Code.

(d)                                 Buyer shall initially prepare a complete set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code.  Buyer shall deliver said forms to Seller for review no later than 60 days prior to the date the Section 338 forms are required to be filed.  In the event Seller reasonably objects to the manner in which the Section 338 forms have been prepared, Seller shall notify Buyer within 15 days of receipt of the Section 338 forms of such objection, and the parties shall endeavor within the next 15 days to resolve such dispute in good faith.  If the parties are unable to resolve such dispute within said 15-day period, Buyer and Seller shall submit such dispute to an independent accounting firm of recognized national standing (the “Allocation Arbiter”) mutually selected by Buyer and Seller, which Firm shall not be the regular accounting firm of Buyer or Seller.  Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on representations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 forms shall be conclusive and binding upon the parties.

Article IX.   Covenants

9.1                                 Seller’s Covenants.  Seller agrees with Buyer as follows:

(a)                                  Cooperation by Seller.  From the date hereof and prior to the Closing, Seller shall use its commercially reasonable best efforts, and shall cooperate with Buyer, to secure all consents, approvals, authorizations, exemptions and waivers from, and to make all filings with, third parties as listed on Schedule 9.1, and shall otherwise use its commercially reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

(b)                                 Conduct of Business.  Except as may be otherwise contemplated by this Agreement or required by any of the Contracts listed on the Disclosure Schedule or except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed) from the date hereof and prior to the Closing, Seller shall cause each of MSWC and the Subsidiaries to (i) operate its business only in the ordinary course of business, (ii) use its commercially reasonable best efforts to preserve intact its business organization, (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to operate its business in all material respects in the manner in which the business is currently operated, except for maintenance required by reason of fire, flood or other acts of God, (iv) continue all material policies of insurance (or comparable insurance) of, or relating to, it in full force and effect, (v) use its commercially reasonable best efforts to keep available the services of its present employees and agents (as a group), (vi) use its commercially reasonable best efforts to preserve its relationships with its material lenders, suppliers, customers, licensors and licensees and others having material business dealings with it such that its business will not be substantially impaired, (vii) operate its business in accordance with the FCC Permits and comply in all material respects with all FCC rules and regulations relating thereto, (viii) use its commercially reasonable best efforts to maintain its rights and interest in, and the validity of, the FCC Permits and not permit any of the FCC Permits to expire or to be surrendered or voluntarily modified in a manner materially adverse to its operations, (ix) avoid taking any action that would reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under any of the FCC Permits and (x) use its commercially reasonable best efforts to prosecute any pending applications to any Governmental Authority and provide to Buyer copies of all applications, correspondence, pleadings and other documents furnished to or received from the FCC or any other Governmental Authority.

(c)                                  Issuance of or Changes in Securities.  Seller shall not and shall not allow MSWC or any of the Subsidiaries to: (i)  issue, deliver, sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, or any securities convertible into its capital stock, or grant any options, warrants, calls, conversion rights, commitments, pledges, Contracts, understandings, restrictions or rights of any character obligating MSWC or any of the Subsidiaries to issue any such shares or other securities of MSWC or any of the Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the MSWC or any of the Subsidiaries, (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, (iv) amend the terms of its capital stock or any other securities of MSWC or any of the Subsidiaries or (v) propose or agree to do any of the foregoing.

(d)                                 Governing Documents.  Seller shall cause MSWC and the Subsidiaries not to amend their Articles of Incorporation or Bylaws.

(e)                                  No Acquisitions.  Seller shall cause MSWC and the Subsidiaries not to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to make, or offer to make, any such acquisition.

(f)                                    No Dispositions.   Seller shall cause MSWC and the Subsidiaries not to sell, lease, license, transfer, mortgage, pledge, encumber or otherwise dispose of any of their material assets or grant, cancel, release, or assign any security interest Indebtedness or Claim, except in the ordinary course of business consistent with prior practice.

(g)                                 Indebtedness.  Seller shall cause MSWC and the Subsidiaries not to incur or assume any Indebtedness, other than Indebtedness constituting an Intercompany Account.

(h)                                 Claims.  Seller shall cause MSWC and the Subsidiaries not to settle any Claim or Proceeding which would involve the incurrence of any obligation or any performance on or after the Closing Date (including any Claim or Proceeding relating to this Agreement or the transactions contemplated hereby) except for non-material Claims incurred in the ordinary course of business consistent with past practice.

(i)                                     Access.  From the date hereof and prior to the Closing, Seller shall provide Buyer with such information as Buyer may from time to time reasonably request with respect to MSWC, the Subsidiaries and the transactions contemplated by this Agreement and shall provide Buyer’s representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of MSWC and the Subsidiaries, as Buyer may from time to time reasonably request.  Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional warranties or representations of Seller beyond those specifically set forth in this Agreement.  All such information and access shall be subject to the Confidentiality Agreement between Buyer and Seller dated May 22, 2003 (the “Confidentiality Agreement”).

(j)                                     Further Assurances.  At any time or from time to time after the Closing, Seller shall, at the request of Buyer and at Buyer’s expense, execute and deliver to Buyer any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

(k)                                  FCC Authorization.  Buyer and Seller shall, as soon as practicable (but in no event later than 15 business days) after the execution of this Agreement, cause to be filed with the FCC under the Communications Act all necessary applications, waiver requests and related documentary material required in connection with the acquisition of the Shares by Buyer pursuant to this Agreement.  Buyer and Seller will utilize their commercially reasonable best efforts to obtain the requisite approvals of the FCC at the earliest possible time.  The parties hereto will coordinate with one another in exchanging such information and providing such assistance as may be requested in connection with such filings.  Buyer and Seller shall each be responsible for one-half of the filing fees required under the Communications Act and the FCC’s rules and regulations.

(l)                                     Transition Services Agreement.  No later than 45 days after the date hereof, Buyer and Seller shall agree to the terms and conditions of an agreement for the provision of transition services (the “Transition Services Agreement”) mutually acceptable to Buyer and Seller, which will be executed on and will be effective as of the Closing Date.

(m)                               Seller Confidentiality.  Subject to Section 12.2, for one year from the Closing Date, Seller shall keep confidential all information relating to MSWC and the Subsidiaries that is not generally known in the trade or industry and about which Seller has knowledge as a result of its participation in, and beneficial ownership of, MSWC and the Subsidiaries (“Confidential Information”).  As used herein, Confidential Information shall not include: (i) any information that is subsequently disclosed by Buyer to third parties without confidentiality restrictions, (ii) any information that is required to be disclosed pursuant to court order, government rules and regulations or similar legal process, (iii) information that becomes publicly known through no unauthorized act of Seller, (iv) information independently developed by employees of Seller with no access to the Confidential Information, (v) information used in connection with obtaining consents or approvals set forth in this Agreement and (vi) information used in connection with exercising or enforcing rights under this Agreement.

(n)                                 Release.  Seller shall, for itself and its affiliates, execute a release of MSWC and the Subsidiaries as of the Closing Date.

(o)                                 Alternative Transactions.  From and after the date hereof, the Seller, MSWC and the Subsidiaries shall not, and shall not permit any of their respective Affiliates or any of the directors, officers, employees, agents or representatives of Seller, MSWC and the Subsidiaries, or any of their respective Affiliates (the “Seller Covered Persons”) to, directly or indirectly, (i) solicit or encourage any inquiries, discussions or proposals regarding, (ii) continue, propose or enter into negotiations with respect to, or (iii) enter into any Contract providing for, or consummate, any Alternative Transaction; nor shall the Seller, MSWC and the Subsidiaries provide, or permit any of the Seller Covered Persons to provide, any information to any other Person for the purpose of making, evaluating or determining whether to make or pursue any inquiries or proposals with respect to any Alternative Transaction.  For purposes of the foregoing, “Alternative Transaction” shall mean any (A) acquisition or sale of any of the shares of MSWC or any of the Subsidiaries by any Person or (B) merger, consolidation, business combination, sale of a material portion of the assets, recapitalization, liquidation, dissolution or similar transaction involving MSWC or any of the Subsidiaries.

9.2                                 Buyer’s Covenants.  Buyer agrees with Seller as follows:

(a)                                  Cooperation by Buyer.  From the date hereof and prior to the Closing, Buyer shall use its commercially reasonable best efforts, and shall cooperate with Seller, to secure all consents, approvals, authorizations, exemptions and waivers from, and to make all filings with, third parties as shall be listed on Schedule 9.2(a), and shall otherwise use its commercially reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

(b)                                 Books and Records; Personnel.  For a period of two years from the Closing Date:

(i)                                     Buyer shall not, and shall cause MSWC and the Subsidiaries not to, dispose of or destroy any of the books and records of MSWC and the Subsidiaries without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction.

(ii)                                  Buyer shall allow Seller and its agents access to the books and records of MSWC and the Subsidiaries during normal working hours at Buyer’s principal places of business or at any location where such documents are stored, and Seller shall have the right, at its own expense, to make copies of any such documents; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer’s, MSWC’s or any Subsidiary’s business.

(iii)                               Buyer shall make available to Seller upon written request and at Seller’s expense, but consistent with Buyer’s business requirements, (A) copies of the books and records of MSWC and the Subsidiaries as Seller may request, (B) Buyer’s, MSWC’s or any Subsidiary’s personnel to assist Seller in locating and obtaining such documents and (C) any of Buyer’s, MSWC’s or any Subsidiary’s personnel whose assistance or participation is required by Seller in anticipation of, or preparation for, existing or future litigation or other matters in which Seller is involved.  .

(c)                                  FCC Authorization.  Seller and Buyer shall, as soon as practicable (but in no event later than 15 business days) after the execution of this Agreement, cause to be filed with the FCC under the Communications Act all necessary applications, waiver requests and related documentary material required in connection with the acquisition of the Shares by Buyer pursuant to this Agreement.  Buyer and Seller will utilize their respective best efforts to obtain the requisite approvals of the FCC at the earliest possible time.  The parties hereto will coordinate with one another in exchanging such information and providing such assistance as may be requested in connection with such filings.

(d)                                 Transition Services Agreement.  No later than 45 days after the date hereof, Buyer and Seller shall agree to the terms and conditions of the Transition Services Agreement mutually acceptable to Buyer and Seller, which will be executed on and will be effective as of the Closing Date.

(e)                                  Release.  MSWC and each of the Subsidiaries shall execute a release of Seller and its Affiliates as of the Closing Date from any and all Claims relating to insufficient capitalization or breach of fiduciary duty, except to the extent, if any, such Claims arise from the willful misconduct or gross negligence of Seller, its Affiliates or any director, officer, employee or agent of Seller and its Affiliates.

(f)                                    Dealer Agreement.  From the date hereof until the date that is six months after the Closing, Western Wireless Corporation and Buyer shall provide Seller with an option to enter into an exclusive dealer agreement in the form provided by Buyer prior to the date hereof.

Article X.   Indemnification

10.1                           Certain Seller Indemnification Covenants.

(a)                                  After the Closing Date, Seller shall defend, indemnify and fully hold the Buyer Parties, and each of them, harmless (on an after-tax basis) from and against all Losses sustained or incurred by the Buyer Parties, or any of them, as a result or arising out of or by virtue of: (i) any breach or non-performance by Seller of any of the covenants of this Agreement to be performed by Seller under Article VIII of this Agreement, (ii) the inaccuracy of any representation or warranty made by Seller to Buyer in Article IV or Sections 12.11 and 12.12 of this Agreement or (iii) the breach or non-performance by Seller of any of the covenants of this Agreement to be performed by Seller prior to the Closing Date.  Seller shall also indemnify and hold the Buyer Parties, and each of them, harmless (on an after tax basis) for any federal Tax assessed against MSWC or any of the Subsidiaries on account of the “several liability” provisions of Treasury Regulation Section 1.1502-6 with respect to liabilities for any taxable years in which MSWC or any of the Subsidiaries was a member of Seller’s consolidated group.

(b)                                 Seller’s indemnification obligations under Article VIII and Section 10.1(a) shall be conditional upon and subject to the following limitations and conditions: (i) no Buyer’s Claim may be made after the expiration of the applicable survival period set forth in Sections 4.2 and 4.3, (ii) Buyer shall deliver to Seller a notice of breach promptly after learning of any claim for which Buyer intends to seek indemnification from Seller and (iii) Seller shall have no liability at law or in equity for the payment of money damages, to the extent the amount of such payment, when added to the amount of all other payments made under Section 10.1(a) by Seller for such purposes would exceed $8,000,000.

(c)                                  Subject to the provisions of Section 10.3(a), Seller may undertake the defense of a third party claim hereunder by providing written notice to Buyer within 30 days after receipt of Buyer’s notice of such claim.  Failure of Seller to so notify Buyer or to diligently conduct such defense shall be deemed a waiver of Seller’s right to undertake such defense, and thereafter

Buyer may defend and/or settle such claim in its sole discretion without further notice to or consent of Seller and without affecting Seller’s indemnity obligations hereunder.

(d)                                 Seller shall have no indemnification obligation for Losses under Section 10.1(a) until the Buyer Parties collectively have incurred such Losses with an aggregate value of at least $1,000,000, but at such time as such Losses equal or exceed $1,000,000, Seller shall be obligated to indemnify Buyer for all such Losses.

10.2                           Buyer’s Indemnification Covenants.

(a)                                  After the Closing Date, Buyer shall defend indemnify and fully hold the Seller Parties, and each of them, harmless (on an after tax basis) from and against all Losses actually sustained or incurred by the Seller Parties, or any of them, as a result or arising out or by virtue of:  (i) the inaccuracy of any representation or warranty made by Buyer to Seller in Article V of this Agreement, (ii) any breach or non-performance by Buyer of any of its covenants of this Agreement to be performed by Buyer prior to the Closing Date or (iii) the failure to pay or discharge in accordance with their terms any liability or obligation of MSWC or any of the Subsidiaries after the Closing Date except for liabilities or obligations required to be disclosed pursuant to this Agreement which have not been so disclosed.

(b)                                 Buyer’s indemnification obligations under Section 10.2(a) shall be conditional upon and subject to the following limitation and condition:  (i) no Seller’s Claim may be made after the expiration of the applicable survival period as set forth in Sections 5.2 and 5.3, (ii) Seller shall deliver to Buyer a notice of breach promptly after learning of any claim for which Seller intends to seek indemnification from Buyer and (iii) Buyer shall have no liability at law or in equity for the payment of money damages, to the extent the amount of such payment, when added to the amount of all other payments made under Sections 10.2(a)(i) and (ii) by Buyer for such purposes would exceed $8,000,000.

(c)                                  Subject to the provisions of Section 10.3(a), Buyer may undertake the defense of a third party claim by providing written notice to Seller within 30 days after receipt of Seller’s notice of such claim.  Failure of Buyer to so notify Seller or to diligently conduct such defense shall be deemed a waiver of Buyer’s right to undertake such defense, and thereafter Seller Parties may defend and/or settle such claim in their sole discretion without further notice to or the consent of Buyer without affecting Buyer’s indemnity obligations hereunder.

(d)                                 Buyer shall have no indemnification obligation for losses under Section 10.2(a)(i) or (ii) until the Seller Parties collectively have incurred such Losses with an aggregate value of $1,000,000, but at such time as such Losses equal or exceed $1,000,000, Buyer shall be obligated to indemnify Seller for all such Losses.

10.3                           Indemnification Covenants Applicable to Both Parties.

(a)                                  Notwithstanding the provisions of the first sentences of Sections 10.1(c) and 10.2(c), if an indemnified party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages, the indemnified party may by notice to the indemnifying party assume the exclusive right to defend, compromise or settle such claim, but the indemnifying party will not be bound by any compromise or settlement of a claim so defended without its consent (which consent shall not be unreasonably withheld).

(b)                                 If an indemnifying party has assumed the defense of a third party claim hereunder, the indemnified party shall have the right, but not the obligation, to participate in or monitor (at its own expense) the defense thereof by counsel of its own choosing.  The indemnifying party shall not in the defense of any such claim consent to the entry of any judgment against or affecting the indemnified party without the written consent of the indemnified party, or enter into any settlement without the written consent of the indemnified party, which consent in either case shall not be unreasonably withheld.  Buyer and Seller agree to provide each other with reasonable access during regular business hours to the books, records, properties and personnel of the other party and to cooperate as reasonably necessary in connection with any indemnification pursuant hereto.

(c)                                  If at any time subsequent to the receipt by an indemnified party of an indemnity payment hereunder, such indemnified party (or any affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such indemnified party shall promptly pay to the indemnifying party an amount equal to the amount of such Recovery, less any expense incurred by such indemnified party (or its affiliates) in connection with such Recovery.  Nothing in this Agreement or otherwise shall require the party seeking indemnification hereunder to pursue any third party obligor or resort to any other rights or remedies before making a claim for indemnification hereunder, and all such legal requirements are hereby waived by the parties.

(d)                                 Any term of this Article X to the contrary notwithstanding, after the Closing Date, the rights and remedies of Buyer and Seller under Article VIII and Article X are exclusive and in lieu of any and all other rights and remedies which Buyer or Seller may have under this Agreement or otherwise with respect to (i) the breach of any representation or warranty made by Seller or Buyer in or pursuant to this Agreement or (ii) any breach or non-performance of any covenant set forth in this Agreement to be performed prior to the Closing Date.

(e)                                  The indemnification provisions contained in this Agreement are not applicable to and do not foreclose any remedy any party may have prior to the Closing Date, and do not foreclose any remedy any party may have for breach of a covenant arising after the Closing Date under this Agreement, the Transition Services Agreement, the Noncompetition Agreement or the Confidentiality Agreement.

Article XI.   Termination Prior to Closing

11.1                           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  By the mutual written consent of Buyer and Seller;

(b)                                 By either Seller or Buyer in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before 5:00 p.m. prevailing Central Time on the first anniversary of the date of this Agreement (or such later date as the parties may agree in writing); or

(c)                                  By either Seller or Buyer in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the other party shall (i) fail to perform in any material respect its agreements contained herein and required to be performed prior to the Closing Date or (ii) materially breach on or prior to the Closing Date any of its representations or warranties contained herein, which breach is not cured to the reasonable satisfaction of the non-breaching party within 30 days after receipt of notice from the non-breaching party.

11.2                           Effect on Obligations.  Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.2, 12.11 and 12.12 hereof; provided, however, that termination pursuant to clause (b) or (c) of Section 11.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

Article XII.   Miscellaneous Provisions

12.1                           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES.

12.2                           Publicity and Reports; Confidentiality.  Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to the identity of Seller, Buyer or the Purchase Price (or any component thereof) hereunder without consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by law or the rules of any stock exchange.

12.3                           Severability of Provisions.  Each part of this Agreement is intended to be severable.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provisions or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

12.4                           Schedules and Exhibits.  The schedules (including the Disclosure Schedule) and exhibits to this Agreement are incorporated and made a part hereof and are an integral part of this Agreement.

12.5                           Waivers and Amendments.  This Agreement may be amended, supplemented or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance.  No waiver on the part of any party of any right, power or privilege, and no single or partial exercise of any right, power or privilege, shall preclude the exercise of any other right, power or privilege.

12.6                           Successors and Assigns.  This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.  Notwithstanding the foregoing, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

12.7                           Entire Agreement.  This Agreement, the Ancillary Agreements when executed and delivered and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated and supersede all prior agreements, written or oral, with respect thereto.  The Buyer hereby acknowledges that it has not relied upon any representations or warranties of Seller other than the representations and warranties of Seller made in this Agreement.

12.8                           Notices.  All communications under this Agreement shall be in writing and shall be deemed received when personally delivered or when mailed by certified mail, return receipt requested, or when sent by confirmed facsimile, to the following addresses:

If to Seller:

Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota 56002-3248
Attention: David A. Christensen
Facsimile No.: (507) 625-9191

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attention: William B. Payne
Facsimile No.: (612) 340-8738

If to Buyer:

Western Wireless Corporation
3650 131st Avenue S.E.
Bellevue, WA 98006
Attention: Scott Hopper
Facsimile No. (425) 580-8102

With a copy to:

Preston Gates & Ellis LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104
Attention: Matthew Topham
Facsimile No. (206) 623-7022

Either party may change its address for receipt of notices from time to time by written notice to the other party.

12.9                           Counterparts.  This Agreement may be executed in any number of counterparts, but all of such counterparts together shall constitute one and the same agreement.

12.10                     Jury Waiver.  BOTH PARTIES EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT.

12.11                     Expenses.  Buyer, on the one hand, and Seller, on the other hand, shall each pay their own costs and expenses (including all legal expenses) relating to this Agreement, the negotiations leading up to this Agreement and the performance of this Agreement, except as otherwise expressly provided in this Agreement.

12.12                     Broker’s Fees.  Each of the parties hereto (a) represents and warrants that it has not taken and shall not take any action that would cause the other party hereto (or MSWC) to have any obligation or liability to any Person for a finder’s or broker’s fee and (b) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.  Seller hereby represents and warrants that it is the sole obligor for all fees payable to any advisors and professionals employed by Seller and/or MSWC related to the sale of MSWC and that neither Buyer nor MSWC or any Subsidiary shall be held liable for any part of such fees or related obligations.

IN WITNESS WHEREOF, Buyer and Seller have executed this Stock Purchase Agreement as of the date first above written.

SELLER:

HICKORY TECH CORPORATION

By:	/s/David A. Christensen
Name:	David A. Christensen
Title:	V.P. CFO

BUYER:

WWC HOLDING CO. , INC.

By:	/s/Scott A. Hopper
Name:	Scott A. Hopper
Title:	Vice President

By execution of this Stock Purchase Agreement, Western Wireless Corporation hereby guarantees the performance of all obligations of Buyer under this Stock Purchase Agreement:

WESTERN WIRELESS CORPORATION

By:	/s/Scott A. Hopper
Name:	Scott A. Hopper
Title:	Vice President

EXHIBIT A

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Agreement”) is made as of                       , 2003, by and between Western Wireless Corporation, a Washington corporation (“Buyer”), and Hickory Tech Corporation, a Minnesota corporation, and its subsidiaries (“Seller”).

RECITALS

Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller all of the outstanding shares (the “Shares”) of common stock of MSWC and its Subsidiaries (collectively the “Company”) pursuant to the terms and conditions of a stock purchase agreement made as of                 , 2003, (the “Stock Purchase Agreement”).  Section 7.1(i) of the Stock Purchase Agreement requires that noncompetition agreement be executed and delivered by Seller as a condition to the Closing.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                      DEFINITIONS

“Commercial Mobile Service” has the meaning set forth in 47 U.S.C. Section 3332(d).

“MSWC Markets” means all FCC designated Basic Trading Areas, Rural Service Area or Metropolitan Statistical Areas, or any portion thereof, in which MSWC or any of the Subsidiaries offers wireless telecommunications services as of the Closing Date.

“Wireless Telecommunications Business” means any business offering or otherwise providing wireless telecommunications services, whether directly, or indirectly through the operation of a Commercial Mobile Service system, or the selling, reselling, marketing or other distribution of wireless telecommunications services.

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

2.                                      SELLER NONCOMPETITION

As an inducement for Buyer to enter into the Stock Purchase Agreement and as additional consideration for the consideration to be paid to Seller under the Stock Purchase Agreement, Seller agrees that:

(a)  For a period of two (2) years after the Closing, Seller will not, directly  or indirectly, engage in, manage, operate, finance, control, or  participate in the management,

operation, financing, or control of, be employed by, lend Seller’s name or any similar name to, lend Seller’s credit to, or render advice to, as a dealer or otherwise, any Wireless Telecommunications Business whose products or activities compete in whole or in part with the products or activities of the Company anywhere within the MSWC Markets (a “Wireless Competing Business”); provided, however, that Seller or its subsidiaries may purchase or otherwise acquire (including without limitation through acquisition of a business that is not a Wireless Competing Business, but has an investment in a Wireless Competing Business) shares of capital stock  or ownership units of a Wireless Competing Business as long as (a) such shares constitute less than 33% of the outstanding capital stock or ownership units of such Wireless Competing Business if such securities are not listed on any national or regional securities exchange or have not been registered under Section 12(g) of the Securities Exchange Act of 1934 and Seller and its Subsidiaries do not directly or indirectly manage or exercise operating control of such Wireless Competing Business, or (b) such shares are less than five percent of any class of securities of any Wireless Competing Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.  In the event all of the capital stock of Seller or its Subsidiaries is acquired by a third party, the provisions of this Agreement shall not apply to the acquiror (but the provisions shall continue to apply with respect to Seller and its Subsidiaries.

(b)  For a period of one (1) year after the Closing, Seller will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employees other than employees appearing on the Advice List (hereinafter “Retained Employees”) to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any Retained Employees, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any Retained Employees, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with such Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.  Notwithstanding any provision herein to the contrary, Seller shall not be deemed in violation of this Section 2(b) if  (a) Seller hires any Employee in response to a general solicitation made by Seller not specifically directed at the Employees or (b) Seller solicits the employment of any Employee who has been terminated by Buyer or its subsidiaries.

                                                                             (c)  In the event of a breach by Seller of any covenant set forth in Subsection 2(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

3.                                      BUYER NONSOLICITATION

For a period of one (1) year after the Closing, Buyer and the Company will not, directly or indirectly, either for itself or any other Person, (A) induce or attempt to induce any employees to leave the employ of the Seller, (B) in any way interfere with the relationship between the Seller and any of its employees, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employees of Seller, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Seller to cease doing business with the Seller, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Seller.  Notwithstanding any provision herein to the contrary, Buyer shall not be deemed in violation of this Section 3(b) if (a) Buyer hires any employee of Seller in response to a general solicitation made by Buyer not specifically directed at such employees or (b) Buyer solicits the employment of any employee who has been terminated by Seller or its subsidiaries.

4.                                      REMEDIES

In the event of a breach of the covenants set forth in Sections 2 or 3 of this Agreement, the nonbreaching party will be entitled to the following remedies:

(a)  Damages from breaching party;

(b)  In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 2 and 3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the nonbreaching party and would be an inadequate remedy for such breach.

(c)  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

5.                                      SUCCESSORS AND ASSIGNS

This Agreement will be binding upon Buyer, the Company and Seller and will inure to the benefit of Buyer and the Company and their affiliates, successors and assigns and Seller and Seller’s assigns, heirs and legal representatives.

6.                                      WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.                                      GOVERNING LAW

This Agreement will be governed by the laws of the State of Washington without regard to conflicts of laws principles.

8.                                      ATTORNEYS’ FEES

In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action or proceeding may receive as part of any award, judgment, decision, or other resolution of such action or proceeding, their costs and reasonable attorneys’ fees as determined by the person or body making such award, judgment, decision, or resolution.

9.                                      SEVERABILITY

Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

10.                               COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.                               SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.                               NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Seller:
Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248
Attention: David A. Christensen
Facsimile No.: (507) 625-9191

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attention: William B. Payne
Facsimile No.: (612) 640-8738

If to Buyer:

Western Wireless Corporation
3650 131st Avenue S.E., Suite 400
Bellevue, WA 98006
Attention: Scott Hopper
Facsimile No.: (425) 586-8102

With a copy to:

Preston Gates Ellis
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
Attention: Matt Topham
Facsimile No.: (206) 623-7022

13.                               ENTIRE AGREEMENT

This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:

Western Wireless Corporation

By:
Name:
Title:

SELLER:

Hickory Tech Corporation

By:
Name:
Title:

EXHIBIT B

Retention Plan

Length of Retention Plan:	Approximately 6 months

Funding Allocation:	50% Buyer
50% Seller

Timing of Funding:	The earlier of Trueup or 85 days after the Closing Date

Eligibility:	Retained Employee must be employed by MSWC as of ninety (90) days after the Closing Date (“Retention Date”).

Payment Terms:	Cash payments to Retained Employees within 15 business days after Retention Date

Refund Process:	On the later of 20 business days after the Retention Date or completion of the Trueup, any amounts remaining in the Retention Plan shall be paid 50% to Buyer and 50% to Seller.

Retention Payment:

Each Retained Employee employed by MSWC on the Retention Date shall receive a payment equal to 25% of the Retained Employee’s base salary earned during the period beginning on the date of the Agreement and ending on the Retention Date (the “Retention Period”).  For Retained Employees receiving commissions, “base salary” shall include commissions actually earned.  For the purposes of this Agreement, the Retention Period shall be that period beginning on the date of the Agreement and ending on the 90th day after the Closing Date.  In any event, the Retention Payment to each Retained Employee shall not exceed an amount equal to the amount that would have been received if the Retention Date were six months from the date of the Agreement.

Retention Payments shall not be subject to any additional tax gross up payment.

If a Retained Employee is terminated without cause during the period commencing on the Closing Date and ending on the Retention Date, that Retained Employee shall still be entitled to receive the full Retention Payment.

B-1